CONTACTS:  Robert J. Small
                                                    AAH Holdings Corporation
                                                    (617) 227-0050
For Immediate Release
                                                    Matthew Kahn
                                                    Gordon Brothers Group, LLC
                                                    (617) 422-7801


                 PARTY AMERICA, A LEADING PARTY GOODS RETAILER,
                      ACQUIRED BY AAH HOLDINGS CORPORATION


Boston, MA - September 29, 2006 - Berkshire Partners LLC and Weston Presidio, through their holding company AAH Holdings Corporation, announced today the acquisition of PA Acquisition Corp., doing business as Party America ("Party America") from a division of Gordon Brothers Group, LLC.

In connection with the acquisition, the outstanding common stock and subordinated debt of Party America were converted into shares of AAH Holdings Corporation common stock valued at $29.6 million. AAH Holdings also paid transaction costs of $0.6 million and repaid $12.3 million of Party America senior debt upon closing.

Party America, headquartered in Alameda, California, is a leading chain of party supply stores. With a presence in 45 states, Party America has approximately 155 company-owned and franchise stores operated under the Party America brand, and operates more than 110 The Paper Factory stores located primarily in outlet centers.

The addition of Party America, along with the acquisition of Party City Corporation last year, will give AAH Holdings a total of more than 760 corporate and franchise party supply stores. After giving effect to the acquisition, AAH Holdings' operating units will have sales of approximately $1.1 billion. Including the sales of franchisee-owned stores, total network sales will be approximately $1.6 billion.

"The acquisition of Party America further advances our goal of building a strong, highly productive enterprise that is well-positioned to capitalize on the exciting growth opportunities we see in the party retailing market," said Gerry Rittenberg, Chief Executive Officer of AAH Holdings Corporation. "Party America is a strong, profitable business that, in a few short years, has grown into one of the leading party supply retailers in the U.S., with successful corporate, franchise and outlet center concepts. We look forward to working with the Party America employees and franchisees in the future."

Ropes & Gray LLP served as legal advisor to AAH Holdings Corporation. Seyfarth Shaw LLP served as legal advisor to Party America.

ABOUT AAH HOLDINGS CORP.: Through its subsidiary Amscan Holdings, Inc., AAH Holdings Corporation designs, manufactures, contracts for manufacture and distributes party goods, including paper and plastic tableware, metallic balloons, accessories, novelties, gifts and stationery. In December 2005, Amscan Holdings, Inc. acquired Party City Corporation, a leading retailer of party supplies that currently operates more than 240 company-owned stores and has approximately 260 franchise stores in the country-regionplaceUnited States. For more information, visit www.amscan.com and www.partycity.com.



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ABOUT BERKSHIRE PARTNERS: Berkshire Partners has invested in mid-sized private companies for more than 20 years through seven investment funds with aggregate capital commitments of approximately $6.5 billion. Berkshire seeks companies with acquisition values between $200 million and $1.5 billion and in a given transaction makes equity investments of approximately $50 million to $350 million. Berkshire has developed specific industry experience in several areas, including retailing and related services, consumer products, business services, manufacturing, transportation and communications. The firm's transactions have included leveraged acquisitions, growth equity investments, and turnarounds. Over the past two decades, Berkshire has been an investor in over 85 operating companies with more than $15 billion of acquisition value and combined revenues in excess of $20 billion. For additional information, visit www.berkshirepartners.com.

ABOUT WESTON PRESIDIO: Weston Presidio, founded in 1991, is a private equity firm with over $3.3 billion under management to invest through growth equity investments, management buyouts and recapitalizations. With offices in Boston, San Francisco, and Menlo Park, Weston Presidio has worked side by side with world-class management teams throughout North America. Weston Presidio has a multi-industry investment strategy that has allowed the firm to partner with over 300 portfolio companies in a variety of industries including consumer products and retail, manufacturing and industrial, media, service, and technology. For more information, visit www.westonpresidio.com.

ABOUT GORDON BROTHERS GROUP: Founded in 1903, Gordon Brothers Group provides global advisory, operating and financial services. Gordon Brothers Group appraises, acquires and sells a wide range of assets, including inventory, real estate, industrial assets, accounts receivable and intellectual property. GB Merchant Partners, the private equity affiliate of Gordon Brothers Group, leverages Gordon Brothers' expertise within the retail and consumer products sectors to help grow its portfolio companies. For more information, visit www.gordonbrothers.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this document regarding the acquisition of Party America, the expected effects thereof and any other statements about future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to recognize the benefits of the acquisition of Party America, intense competition in our industries, changes in government regulation, failure to manage the integration of acquired companies and other risks that are contained in documents and the other factors described in Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC by Amscan Holdings, Inc.

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